SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into as of June 30, 2014 by and among Surna Inc., a corporation organized under the laws of the State of Nevada (“SRNA”), Surna Media Inc., a corporation organized under the laws of the British Virgin Islands (BVI) (“SMI”), Lead Focus Limited, a corporation organized under the laws of the BVI (“LFL”), and each of the Creditors of Surna Media Inc. listed in Appendix 1 (collectively, the “Creditors”). In this Agreement, SRNA, SMI, LFL and the each of the Creditors are referred to collectively as the “Parties”, and each of them is referred to as a “Party”.

RECITALS

1.	WHEREAS, SRNA presently owns 100% of the issued and outstanding stock of SMI; and

2.	WHEREAS, SMI holds a 100% equity interest in Surna Hongkong Limited, a limited liability company organized under the laws of Hong Kong, which is in turn the sole shareholder of Flying Cloud Information Technology Co. Ltd. a wholly foreign- owned enterprise organized in Pudong, Shanghai under the laws of the PRC (these three companies, collectively, the “SMI Group Companies”);

3.	WHEREAS, the Creditors listed in Appendix 1 (collectively, the “Creditors”) have advanced funds to the SMI Group Companies, as further defined in Schedule 1 of this Agreement;

4.	WHEREAS, SRNA in the furtherance of its business interests desires the separation of SMI in its entirety, in exchange for LFL’s assumption of all liabilities due to the Creditors; and

5.	WHEREAS, on the terms and conditions set forth below, LFL desires to acquire the ownership, rights, interest and all liabilities, now known, should be known or may be asserted in the future, of SMI, and the Creditors agree to this assumption, and SRNA so desires to tender the equity interest in SMI.

NOW THEREFORE, SRNA, SMI and LFL through mutual negotiations hereby enter into this Agreement based upon the following terms:

1.	Definitions and Interpretation.

Unless otherwise provided in this Agreement, the following terms shall have the following meanings:

1.1	“Agreement” refers to this Separation Agreement, and any and all annexes, schedules or attachments to the same.

1.2	“Business Day” refers to any day that is not a Saturday, Sunday or statutory holiday in the BVI or Hong Kong.

1.3	“Confidential Information” refers to all information, technical data and know-how, which may, without limitation, be or be related to research, products, hardware, software, development, inventions, processes, specifications, designs, drawings, diagrams, procedures data, concepts, services, business and marketing plans, prices, finance, suppliers, customers, related corporations and business relations.

1.4	“Vendor Shares” refers to the shares of SMI that will be tendered by SRNA to LFL, and which will represent all of the issued and outstanding shares, of any class, of that company.

1.5	“Person” refers to any individual or any corporation, partnership, limited liability company, trust, unincorporated organization or association, or other entity.

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1.6	“Personnel” refers to directors, employees, and financial and legal advisers/consultants.

1.7	“PRC” refers to The People’s Republic of China.

1.8	“RMB” refers to the currency of the PRC.

2.	Business Separation.

2.1	Subject to the terms and conditions of this Agreement, SRNA hereby agrees to transfer to LFL all of the issued and outstanding shares of SMI (the “Vendor Shares”) for the consideration of $1.00 USD and LFL’s assumption of the liabilities relating to the Creditor’s advances to its subsidiary corporation SMI, and its subsidiaries, (together, the “SMI Group Companies”) as specified in Schedule 1 of this Agreement.

2.2	Commensurate with the closing of this Agreement, SRNA shall execute a release in favor of SMI for any liabilities relating to advances to the SMI Group Companies by, for or on behalf of SRNA, or for any other inter-company balances, as currently reflected in the accounts of SRNA, and as specified in Schedule 2 to this Agreement.

2.3	SRNA shall transfer to SMI, or as otherwise directed by SMI, all rights, obligations and benefits, and shall relinquish any future economic benefit derived from, any games or other products that were developed or offered by SRNA or SMI Group Companies prior to the date of this Agreement, including any to which SRNA may have rights in favour of SMI Group Companies.

2.4	SRNA shall relinquish and transfer to SMI all rights, obligations and benefits relating to business operations undertaken prior to 24 March, 2014, including (but limited to): (a) discoveries, concepts, procedures and designs (whether or not patentable or copyrightable) which may, without limitation, be related to products, services, hardware, software, processes or specifications; (b) business or marketing plans and techniques; (c) pricing information; (d) the identity of suppliers, customers, contacts and other business relations; (e) historical and projected financial data; (f) valuation numbers; and (g) financial and business models, structures, and techniques. Any information, rights or benefits which SRNA developed or otherwise acquired on or after 24 March, 2014 shall be specifically excluded from such transfer.

2.5	SRNA undertakes to transfer the Apple App Store developer account of SRNA (or, alternatively, the ownership and all rights to Apps offered through such account) to SMI, or as otherwise directed by SMI. SRNA agrees that SMI shall enjoy the full economic benefit of all Apps currently or historically offered by SRNA through the App Store account, and also undertakes to complete in a timely manner what further steps may be required to effect such transfer.

3.	Share S&P.

3.1	Subject to the terms and conditions of this Agreement, SRNA hereby agrees to transfer to LFL all of the issued and outstanding shares of SMI (the “Vendor Shares”) for the consideration of the assumption of the liabilities, as specified in Schedule 1 to this Agreement. Closing of the transaction shall take place upon satisfaction of terms set forth in Clauses 3.2 and 3.3.

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3.2.	The Conditions Precedent, and each of them individually, shall be essential conditions of SRNA’s performing the undertakings herein, and shall only be capable of waiver by LFL; specifically:

a.	All obligations on the part of the SRNA that are to be performed at or prior to the Completion have been performed, and LFL has satisfied itself as to the sufficiency and veracity of the Warranties of SRNA and SMI.

b.	SRNA shall procure that before Completion a board meeting of SMI is held and that at such meeting resolutions are passed to approve the registration of the transfer of Vendor Shares to LFL upon presentation of duly executed transfers.

3.3.	At the Closing, SRNA is delivering to the LFL shares of SMI numbering in total One Thousand (1,000), and also shall deliver or procure the delivery of the following:

a.	duly endorsed stock certificates representing all of the Vendor Shares;

b.	sold notes and transfers of the Vendor Shares in favour of LFL, duly executed by the relevant signatories, or any power of attorney or other authority under which they may have been executed; and

c.	such other documents as may be required to give a good and effective transfer of title of the Vendor Shares to LFL.

3.4	SRNA and SMI jointly undertake to LFL that they will procure that SMI does not prior to completion, without the prior written consent of LFL, carry on any operations or business other than that particular company’s ordinary business activities.

3.5	The purchase of SMI by LFL is subject to due diligence, and SMI agrees to the requisite due diligence and to take all necessary actions and to obtain all necessary approvals so as to facilitate the timely completion of this transaction.

4.	Finders.

There are no finders with respect to the transaction contemplated herein.

5.	Expenses.

All parties to this Agreement shall bear their own costs.

6.	Representations and Warranties.

(Where any warranty is expressed as being “to the best knowledge” or “to the best of information and knowledge of or similar expressions such warranty shall be deemed to have been made after all due and diligent enquiries and having used their reasonable endeavours to ensure that such warranty is true, complete and accurate.)

6.1	SRNA hereby represents and warrants that:

a.	It is a corporation duly organized under the laws of the State of Nevada, U.S.A., and is qualified nowhere else;

b.	This Agreement has been duly authorized by SRNA, and when delivered by SRNA in accordance with the terms hereof, will constitute the valid and legally binding obligation of SRNA, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application;

c.	SRNA is the legal and beneficial owner of all the assets used in its business, free from any lien, bill of sale or other encumbrances, except for those which have arisen by operation of law in the normal and proper conduct of its business.

d.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by any subsequent agreement will constitute a violation or default under any term or provision of the Certificate of Incorporation or Bylaws of SRNA, or of any contract, commitment, indenture, other agreement to which SRNA is a party or by which it is bound;

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e.	It shall, for no further consideration, transfer when requested, ownership and all rights to Apps offered through the Apple App Store, as directed by SMI.

f.	Each of the Warranties shall be construed as a separate Warranty and save as expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.2	SMI hereby represents and warrants that:

a.	Unless the context requires otherwise, the representations, warranties and undertakings contained in this Section in relation to SMI shall be deemed to be and are hereby repeated mutandis in relation to each of the subsidiaries of SMI.

b.	As at Closing, LFL will be the beneficial owner of the Vendor Shares free and clear of any lien, charge or encumbrance whatsoever and there shall be no outstanding call on any of the Vendor Shares and all of the Vendor Shares shall be fully paid up and freely transferable to LFL; and

c.	It is a corporation duly organized under the laws of the BVI and is qualified nowhere else. All of the shares owned by SRNA are owned free and clear of any liens, claims, options, pledge, charges, other form of securities or encumbrances of whatsoever nature on, over or affecting any of the Vendor Shares, and SRNA has the unqualified right to sell, assign, and deliver the Vendor Shares, and, upon consummation of the transactions contemplated by this Agreement, LFL will acquire good and valid title to the Vendor Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature;

d.	There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by SMI of any shares of its capital stock, SMI has the corporate power and authority to carry on its business as presently conducted;

e.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by any subsequent agreement will constitute a violation or default under any term or provision of the Certificate of Incorporation or Articles and Bylaws of the Company, or of any contract, commitment, indenture, other agreement to which SMI is a party or by which it is bound;

f.	The following companies are direct or indirect subsidiaries of SMI: (i) Surna Hongkong Limited, a Hong Kong company of which SMI owns one hundred percent (100%) of the issued and outstanding shares (“Surna Hongkong”); (ii) Flying Cloud Information Technology Co. Ltd. a wholly foreign-owned enterprise organized under the laws of the PRC, of which Surna Hongkong owns one hundred percent (100%) of the issued and outstanding shares;

g.	SMI has no known liability (actual or contingent) other than the liabilities disclosed in the Accounts, and the SMI Group Companies have no bank accounts or deposit accounts other than those set out in Schedule 3 (which shows the credit or debit balance thereon as at the respective dates, since which dates there have been no payments out of such accounts).

h.	Each of the Warranties shall be construed as a separate Warranty (and save as expressly provided to the contrary), shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

6.3	LFL hereby represents and warrants that:

a.	It is a corporation duly organized under the laws of the BVI and is qualified nowhere else.

b.	This Agreement has been duly authorized by LFL, and when delivered by LFL in accordance with the terms hereof, will constitute the valid and legally binding obligation of LFL, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application;

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c.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by any subsequent agreement will constitute a violation or default under any term or provision of the Certificate of Incorporation or Bylaws of LFL, or of any contract, commitment, indenture, other agreement to which LFL is a party or by which it is bound;

d.	Each of the Warranties shall be construed as a separate Warranty, and save as expressly provided to the contrary, shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this Agreement.

7.	Survival of Representations and indemnification.

7.1	All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

8.	Representation of Authority.

Each Party represents and warrants to all the other Parties that the signing and delivery of this Agreement and the performance of the Party’s obligations hereunder has been duly authorized, and that the Agreement is a valid and permissible and is binding on the Parties and enforceable in accordance with its terms.

9.	Force Majeure.

9.1	Force Majeure shall include but not be limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, refers to any unforeseen events beyond the party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event beyond a Party’s reasonable control. The affected party by Force Majeure shall notify the other party of such event resulting in exemption promptly.

9.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After occurrence of an event of Force Majeure, when such event or condition ceases to exist, both parties agree to resume the performance of this Agreement with their best efforts.

10.	Confidentiality.

The parties of this agreement acknowledge and make sure that all the oral and written materials exchanged relating to this contract are confidential. All the parties have to keep them confidential and can not disclose them to any other third party without other parties’ prior written approval, unless: (a) the public knows and will know the materials (not because of the disclosure by any contractual party); (b) the disclosed materials are required by laws or stock exchange rules; or (c) materials relating to this transaction are disclosed to parties’ legal consultants or financial advisors, however, who have to keep them confidential as well. Disclosure of confidential information by employees or hired institutions of the parties is deemed as the act by the parties, therefore, subjecting them to liability.

11.	Dispute Resolution.

This Agreement shall be governed by and construed in accordance with the laws and courts of the BVI.

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12.	Notices.

Any notice which is given by the parties hereto for the purpose of performing the rights and obligations hereunder shall be in writing. Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. Delivery shall be made to the following:

SRNA:	1780 55th St., Unit C, Boulder, CO 80301

SMI:	Suite S3, 414 Block B, Goldway Industrial Centre
2 Wing Kin Road, Kwai Tsing, Hong Kong

LFL:	957 Offshore Incorporations Centre
Road Town, Tortola, BVI

13.	Miscellaneous.

13.1	In no event shall any Party to this agreement be liable to any other Party for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such party has been advised of the possibility of such damages; provided, however, that the foregoing limitations shall not limit a Party’s indemnification obligations as set forth elsewhere in this Agreement.

13.2	All Parties agree that this Agreement constitute the entire agreement of the Parties with respect to the subject matter therein upon its effectiveness and supersedes and replaces all prior oral and/or written agreements and understandings relating to this Agreement.

13.3	Any provision of this Agreement which is invalid or unenforceable because of inconsistent with the relevant laws shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

13.4	Parties may amend and supplement this Agreement with a written agreement, provided that such amendment shall be duly executed and signed by each Party and such amendment shall thereupon become a part of this Agreement and shall have the same legal effect as this Agreement.

13.5	This agreement and any amendments, modification, supplements, additions or changes hereto shall be in writing and come into effect upon being executed and sealed by the parties hereto.

13.6	All schedules, appendices and exhibits are entire and integral part of this Agreement.

13.7	This Agreement is in English and may be executed in multiple counterparts all of which, when taken together, shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF each party hereto has caused this Agreement duly executed by itself or a duly authorized representative on its behalf as of the date first written above.

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Appendix 1

Creditors of the SMI Group Companies

Name	Balance Date	Currency	Balance due
Cherry Lim Ping-Wai	31 May, 2014	USD	1,288,229.74
Lim Clarke & Co. Ltd.	31 May, 2014	USD	769,230.77
Richard George Clarke	31 May, 2014	USD	340,943.74
7bridge Capital Partners Ltd.	31 May, 2014	USD	7,555.66
Total		USD	2,405,959.91
[End of list]

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Schedule I

Advances to SMI Group Companies

Company	Balance Date	Currency	Total
Surna Media Inc.	31 May, 2014	USD	763,235.78
Surna Hongkong Limited	31 May, 2014	USD	1,121,039.16
Flying Cloud Information	31 May, 2014	USD	521,684.97
Technology Co. Ltd
Total		USD	2,405,959.91
[End of list]

Currency exchange rates

Exchange rates to USD	Rate
HKD	7.80
RMB	6.1619
[End of list]

Total liabilities of Surna Inc. relating to advances from the Creditors to be assumed by Lead Focus Limited: USD 2,405,959.91.

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Schedule 2

Inter-Company balances to be eliminated

Company	Due to	Currency	Total
Surna Media Inc.	Surna Inc.	USD	5,769.23
Surna Hongkong Limited	Surna Inc.	USD	3,201.92
Flying Cloud Information	-	-	-
Technology Co. Ltd
Total		USD	8,971.15
[End of list]

Total amount due to Surna Inc. from the SMI Group Companies to be waived: USD 8,971.15.

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Schedule 3

Bank Account balances of SMI Group Companies

Flying Cloud Information Technology Co. Ltd.:

Bank	Account Number	Balance Date	Balance
Bank of Nanjing	03011420180000256	31 May, 2014	USD 21.67
Bank of Nanjing	03010120180000446	31 May, 2014	RMB 902.78

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